SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                                Amendment No. ___

                    Under the Securities Exchange Act of 1934

                                F5 NETWORKS, INC.
                         ------------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                    315616102
                         ------------------------------
                                 (CUSIP Number)

                                Catherine C. Shaw
                   3000 Sand Hill Road, Building 4, Suite 100
                              Menlo Park, CA 94025
                                 (650) 854-8540
                         ------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                  June 3 , 1999
                         ------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss 240.13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                               Page 1 of 15 pages


CUSIP No. 315616102                                              13D                                              Page 2 of 15 Pages

------------------------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

      Menlo Ventures VII, L.P.
------------------------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a) :
                                                                                        (b) X

------------------------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


------------------------------------------------------------------------------------------------------------------------------------
  (4)    Source Of Funds*

       WC
------------------------------------------------------------------------------------------------------------------------------------
  (5)    Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e) :


------------------------------------------------------------------------------------------------------------------------------------
  (6)    Citizenship Or Place Of Organization

       Delaware
------------------------------------------------------------------------------------------------------------------------------------
Number Of Shares                                                                (7)     Sole Voting Power          1,619,820
Beneficially Owned
By Each Reporting
Person With                                                                     (8)     Shared Voting Power        -0-


                                                                                (9)     Sole Dispositive Power     1,619,820


                                                                                (10)    Shared Dispositive Power   -0-

  (11)   Aggregate Amount Beneficially Owned By Each Reporting Person

                  1,619,820
------------------------------------------------------------------------------------------------------------------------------------
  (12)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


------------------------------------------------------------------------------------------------------------------------------------
  (13)   Percent Of Class Represented By Amount In Row (11)

                  9.06%
------------------------------------------------------------------------------------------------------------------------------------
  (14)   Type Of Reporting Person

                  PN
------------------------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 315616102                                              13D                                              Page 3 of 15 Pages

------------------------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

      Menlo Entrepreneurs Fund VII, L.P.
------------------------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a) :
                                                                                        (b) X

------------------------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


------------------------------------------------------------------------------------------------------------------------------------
  (4)    Source Of Funds*

       AF
------------------------------------------------------------------------------------------------------------------------------------
  (5)    Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e) :


------------------------------------------------------------------------------------------------------------------------------------
  (6)    Citizenship Or Place Of Organization

       Delaware
------------------------------------------------------------------------------------------------------------------------------------
Number Of Shares                                                                (7)     Sole Voting Power          68,032
Beneficially Owned
By Each Reporting
Person With                                                                     (8)     Shared Voting Power        -0-


                                                                                (9)     Sole Dispositive Power     68,032


                                                                                (10)    Shared Dispositive Power   -0-


  (11)   Aggregate Amount Beneficially Owned By Each Reporting Person

                  68,032
------------------------------------------------------------------------------------------------------------------------------------
  (12)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


------------------------------------------------------------------------------------------------------------------------------------
  (13)   Percent Of Class Represented By Amount In Row (11)

                  0.40%
------------------------------------------------------------------------------------------------------------------------------------
  (14)   Type Of Reporting Person

                  PN
------------------------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 315616102                                              13D                                              Page 4 of 15 Pages
------------------------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

      MV Management VII, L.L.C.
------------------------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a) :
                                                                                        (b) X

------------------------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


------------------------------------------------------------------------------------------------------------------------------------
  (4)    Source Of Funds*

      WC
------------------------------------------------------------------------------------------------------------------------------------
  (5)    Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e) :


------------------------------------------------------------------------------------------------------------------------------------
  (6)    Citizenship Or Place Of Organization

      Delaware
------------------------------------------------------------------------------------------------------------------------------------
Number Of Shares                                                                (7)     Sole Voting Power          1,687,852
Beneficially Owned
By Each Reporting
Person With                                                                     (8)     Shared Voting Power        -0-


                                                                                (9)     Sole Dispositive Power     1,687,852


                                                                                (10)    Shared Dispositive Power   -0-

  (11)   Aggregate Amount Beneficially Owned By Each Reporting Person

                  1,687,852
------------------------------------------------------------------------------------------------------------------------------------
  (12)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


------------------------------------------------------------------------------------------------------------------------------------
  (13)   Percent Of Class Represented By Amount In Row (11)

                   9.46%
------------------------------------------------------------------------------------------------------------------------------------
  (14)   Type Of Reporting Person

                  CO
------------------------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 315616102                                              13D                                              Page 5 of 15 Pages
------------------------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

      Thomas H. Bredt
------------------------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a) :
                                                                                        (b) X

------------------------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


------------------------------------------------------------------------------------------------------------------------------------
  (4)    Source Of Funds*

      AF
------------------------------------------------------------------------------------------------------------------------------------
  (5)    Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e) :


------------------------------------------------------------------------------------------------------------------------------------
  (6)    Citizenship Or Place Of Organization

      U.S.A.
------------------------------------------------------------------------------------------------------------------------------------
Number Of Shares                                                                (7)     Sole Voting Power          -0-
Beneficially Owned
By Each Reporting
Person With                                                                     (8)     Shared Voting Power        1,687,852


                                                                                (9)     Sole Dispositive Power     -0-


                                                                                (10)    Shared Dispositive Power   1,687,852


  (11)   Aggregate Amount Beneficially Owned By Each Reporting Person

                  1,687,852
------------------------------------------------------------------------------------------------------------------------------------
  (12)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


------------------------------------------------------------------------------------------------------------------------------------
  (13)   Percent Of Class Represented By Amount In Row (11)

                  9.46%
------------------------------------------------------------------------------------------------------------------------------------
  (14)   Type Of Reporting Person

                  IN
------------------------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 315616102                                              13D                                              Page 6 of 15 Pages

------------------------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

      Douglas C. Carlisle
------------------------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a) :
                                                                                        (b) X

------------------------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


------------------------------------------------------------------------------------------------------------------------------------
  (4)    Source Of Funds*

      AF
------------------------------------------------------------------------------------------------------------------------------------
  (5)    Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e) :


------------------------------------------------------------------------------------------------------------------------------------
  (6)    Citizenship Or Place Of Organization

      U.S.A.
------------------------------------------------------------------------------------------------------------------------------------
Number Of Shares                                                                (7)     Sole Voting Power          -0-
Beneficially Owned
By Each Reporting
Person With                                                                     (8)     Shared Voting Power        1,687,852


                                                                                (9)     Sole Dispositive Power     -0-


                                                                                (10)    Shared Dispositive Power   1,687,852


  (11)   Aggregate Amount Beneficially Owned By Each Reporting Person

                  1,687,852
------------------------------------------------------------------------------------------------------------------------------------
  (12)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


------------------------------------------------------------------------------------------------------------------------------------
  (13)   Percent Of Class Represented By Amount In Row (11)

                  9.46%
------------------------------------------------------------------------------------------------------------------------------------
  (14)   Type Of Reporting Person

                  IN
------------------------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                                 6

CUSIP No. 315616102                                              13D                                              Page 7 of 15 Pages

------------------------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

      Sonja L. Hoel
------------------------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a) :
                                                                                        (b) X

------------------------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


------------------------------------------------------------------------------------------------------------------------------------
  (4)    Source Of Funds*

      AF
------------------------------------------------------------------------------------------------------------------------------------
  (5)    Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e) :


------------------------------------------------------------------------------------------------------------------------------------
  (6)    Citizenship Or Place Of Organization

      U.S.A.
------------------------------------------------------------------------------------------------------------------------------------
Number Of Shares                                                                (7)     Sole Voting Power          -0-
Beneficially Owned
By Each Reporting
Person With                                                                     (8)     Shared Voting Power        1,687,852


                                                                                (9)     Sole Dispositive Power     -0-


                                                                                (10)    Shared Dispositive Power   1,687,852


  (11)   Aggregate Amount Beneficially Owned By Each Reporting Person

                  1,687,852
------------------------------------------------------------------------------------------------------------------------------------
  (12)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


------------------------------------------------------------------------------------------------------------------------------------
  (13)   Percent Of Class Represented By Amount In Row (11)

                  9.46%
------------------------------------------------------------------------------------------------------------------------------------
  (14)   Type Of Reporting Person

                  IN
------------------------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                                 7

CUSIP No. 315616102                                              13D                                              Page 8 of 15 Pages

------------------------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

      John W. Jarve
------------------------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a) :
                                                                                        (b) X

------------------------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


------------------------------------------------------------------------------------------------------------------------------------
  (4)    Source Of Funds*

      AF
------------------------------------------------------------------------------------------------------------------------------------
  (5)    Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e):


------------------------------------------------------------------------------------------------------------------------------------
  (6)    Citizenship Or Place Of Organization

      U.S.A.
------------------------------------------------------------------------------------------------------------------------------------
Number Of Shares                                                                (7)     Sole Voting Power          -0-
Beneficially Owned
By Each Reporting
Person With                                                                     (8)     Shared Voting Power        1,687,852


                                                                                (9)     Sole Dispositive Power     -0-


                                                                                (10)    Shared Dispositive Power   1,687,852


  (11)   Aggregate Amount Beneficially Owned By Each Reporting Person

                  1,687,852
------------------------------------------------------------------------------------------------------------------------------------
  (12)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


------------------------------------------------------------------------------------------------------------------------------------
  (13)   Percent Of Class Represented By Amount In Row (11)

                  9.46%
------------------------------------------------------------------------------------------------------------------------------------
  (14)   Type Of Reporting Person

                  IN
------------------------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                                 8

CUSIP No. 315616102                                              13D                                              Page 9 of 15 Pages
------------------------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

      Michael D. Laufer
------------------------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a) :
                                                                                        (b) X

------------------------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


------------------------------------------------------------------------------------------------------------------------------------
  (4)    Source Of Funds*

      AF
------------------------------------------------------------------------------------------------------------------------------------
  (5)    Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e) :


------------------------------------------------------------------------------------------------------------------------------------
  (6)    Citizenship Or Place Of Organization

      U.S.A.
------------------------------------------------------------------------------------------------------------------------------------
Number Of Shares                                                                (7)     Sole Voting Power          -0-
Beneficially Owned
By Each Reporting
Person With                                                                     (8)     Shared Voting Power        1,687,852


                                                                                (9)     Sole Dispositive Power     -0-


                                                                                (10)    Shared Dispositive Power   1,687,852


  (11)   Aggregate Amount Beneficially Owned By Each Reporting Person

                  1,687,852
------------------------------------------------------------------------------------------------------------------------------------
  (12)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


------------------------------------------------------------------------------------------------------------------------------------
  (13)   Percent Of Class Represented By Amount In Row (11)

                  9.46%
------------------------------------------------------------------------------------------------------------------------------------
  (14)   Type Of Reporting Person

                  IN
------------------------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                                 9

CUSIP No. 315616102                                              13D                                             Page 10 of 15 Pages

------------------------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

      H. D. Montgomery
------------------------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a) :
                                                                                        (b) X

------------------------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


------------------------------------------------------------------------------------------------------------------------------------
  (4)    Source Of Funds*

      AF
------------------------------------------------------------------------------------------------------------------------------------
  (5)    Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e) :


------------------------------------------------------------------------------------------------------------------------------------
  (6)    Citizenship Or Place Of Organization

      U.S.A.
------------------------------------------------------------------------------------------------------------------------------------
Number Of Shares                                                                (7)     Sole Voting Power         -0-
Beneficially Owned
By Each Reporting
Person With                                                                     (8)     Shared Voting Power        1,687,852


                                                                                (9)     Sole Dispositive Power     -0-


                                                                                (10)    Shared Dispositive Power  1,687,852


  (11)   Aggregate Amount Beneficially Owned By Each Reporting Person

                  1,687,852
------------------------------------------------------------------------------------------------------------------------------------
  (12)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


------------------------------------------------------------------------------------------------------------------------------------
  (13)   Percent Of Class Represented By Amount In Row (11)

                  9.46%
------------------------------------------------------------------------------------------------------------------------------------
  (14)   Type Of Reporting Person

                  IN
------------------------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                                 10

CUSIP No. 315616102                                              13D                                             Page 11 of 15 Pages

------------------------------------------------------------------------------------------------------------------------------------
  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

      Mark A. Siegel
------------------------------------------------------------------------------------------------------------------------------------
  (2) Check The Appropriate Box If A Member Of A Group                                  (a) :
                                                                                        (b) X

------------------------------------------------------------------------------------------------------------------------------------
  (3)    SEC Use Only


------------------------------------------------------------------------------------------------------------------------------------
  (4)    Source Of Funds*

      AF
------------------------------------------------------------------------------------------------------------------------------------
  (5)    Check Box If Disclosure Of Legal Proceedings Is Required Pursuant To Items 2(d) Or 2(e) :


------------------------------------------------------------------------------------------------------------------------------------
  (6)    Citizenship Or Place Of Organization

      U.S.A.
------------------------------------------------------------------------------------------------------------------------------------
Number Of Shares                                                                (7)     Sole Voting Power          -0-
Beneficially Owned
By Each Reporting
Person With                                                                     (8)     Shared Voting Power        1,687,852


                                                                                (9)     Sole Dispositive Power     -0-


                                                                                (10)    Shared Dispositive Power   1,687,852


  (11)   Aggregate Amount Beneficially Owned By Each Reporting Person

                  1,687,852
------------------------------------------------------------------------------------------------------------------------------------
  (12)   Check If The Aggregate Amount In Row (11) Excludes Certain Shares*


------------------------------------------------------------------------------------------------------------------------------------
  (13)   Percent Of Class Represented By Amount In Row (11)

                  9.46%
------------------------------------------------------------------------------------------------------------------------------------
  (14)   Type Of Reporting Person

                  IN
------------------------------------------------------------------------------------------------------------------------------------

                                                *SEE INSTRUCTION BEFORE FILLING OUT!

                                                                 11

                                                             Page 12 of 15 Pages

ITEM 1.  SECURITY AND ISSUER

         Class of Securities:               Common Stock

         Issuer:                            F5 Networks, Inc.

         Principal Address:                 200 First Avenue West, Suite 500
                                            Seattle, Washington 98119

ITEM 2.  IDENTITY AND BACKGROUND

         (a)-(c) The undersigned hereby file this Schedule 13D Statement on behalf of Menlo Ventures VII, L.P. ("MV VII"), Menlo Entrepreneurs Fund VII, L.P. ("MEF VII"), MV Management VII, L.L.C. ("MVM VII"), Thomas H. Bredt
("THB"), Douglas C. Carlisle ("DCC"), Sonja L. Hoel ("SLH"), John W. Jarve ("JWJ"), Michael D. Laufer ("MDV"), H. D. Montgomery ("HDM") and Mark A. Siegel ("MAS"). The principal business and office address for MV VII, MEF VII, MVM VII, THB, DCC, SLH, JWJ, MDL, HDM and MAS is 3000 Sand Hill Road, Building 4, Suite 100, Menlo Park, California, 94025. MV VII and MEF VII are venture capital investment partnerships. MVM VII is the general partner of MV VII and MEF VII. THB, DCC, SLH, JWJ, MDL, HDM and MAS are managing members of MV VII.

         (d)-(e)  Not Applicable

         (f) MV VII and MEF VII are Delaware limited partnerships. MVM VII is a Delaware limited liability company. THB, DCC, SLH, JWJ, MDL, HDM and MAS are citizens of the United States.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         The purchases by MV VII and MEF VII were made from working capital.

ITEM 4.  PURPOSE OF TRANSACTION

         The acquisitions of the securities of the Issuer by MV VII and MEF VII were made for investment.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         (a)
                  MV VII is the direct beneficial owner of 1,619,820 shares of Common Stock, or approximately 9.06% of the shares deemed outstanding by the Issuer (17,877,469) as of June 4, 1999. MEF VII is the direct beneficial owner of 68,032 shares of Common Stock, or approximately 0.40% of the shares deemed outstanding by the Issuer (17,877,469) as of June 4, 1999.

                                                             Page 13 of 15 Pages

         (b)
                  The general partner of MV VII and MEF VII, MVM VII, manages the shares held by MV VII and MEF VII. THB, DCC, SLH, JWJ, MDL, HDM and MAS, acting together, have the power to direct the vote and/or disposition of the shares held by MV VII AND MEF VII.

         (c)
                  Transactions effected in the past 60 days by the persons listed in Item 2 are disclosed in (a) above.

         (d)
                  Except as described in this Schedule 13D Statement, no person has the power to direct the receipt of dividends on or the proceeds of sales of the shares of Common Stock owned by MV VII and MEF VII.

         (e)
                  Not Applicable

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE SECURITIES OF THE ISSUER

         To the best knowledge of the undersigned, there are no contracts, understandings, arrangements, or relationships (legal or otherwise) giving the persons named in Item 2 and between such persons and any other person with respect to the securities of Issuer, including, but not limited to, transfer or voting of any of the Issuer's securities, finder's fees, joint ventures, loan or option agreement, puts or calls, guarantees of profits, divisions of profits or loss, or the giving or withholding of proxies.

ITEM 7.  EXHIBITS

         Exhibit A:  Joint Filing Statement.

                                                             Page 14 of 15 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Menlo Ventures VII, L.P.

By:      MV Management VII, L.L.C.
         Its General Partner


By:      /s/ Douglas C. Carlisle
         ---------------------------------
         Managing Member

Menlo Entrepreneurs Fund VII, L.P.

By:      MV Management VII, L.L.C.
         Its General Partner


By:      /s/ Douglas C. Carlisle
         ---------------------------------
         Managing Member

MV Management VII, L.L.C.


By:      /s/ Douglas C. Carlisle
         ---------------------------------
         Managing Member



         /s/ Thomas H. Bredt                      /s/ Michael D. Laufer
         ---------------------------------        -----------------------------
         Thomas H. Bredt                          Michael D. Laufer



         /s/ Douglas C. Carlisle                  /s/ H. D. Montgomery
         ---------------------------------        -----------------------------
         Douglas C. Carlisle                      H. D. Montgomery



         /s/ Sonja L. Hoel                        /s/ Mark A. Siegel
         ---------------------------------        -----------------------------
         Sonja L. Hoel                            Mark A. Siegel



         /s/ John W. Jarve
         ---------------------------------
         John W. Jarve

                                    EXHIBIT A                Page 15 of 15 Pages

                             Joint Filing Statement

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13D is filed on behalf of each of us.

Menlo Ventures VII, L.P.

By:      MV Management VII, L.L.C.
         Its General Partner


By:      /s/ Douglas C. Carlisle
         ---------------------------------
         Managing Member

Menlo Entrepreneurs Fund VII, L.P.

By:      MV Management VII, L.L.C.
         Its General Partner


By:      /s/ Douglas C. Carlisle
         ---------------------------------
         Managing Member

MV Management VII, L.L.C.


By:      /s/ Douglas C. Carlisle
         ---------------------------------
         Managing Member



         /s/ Thomas H. Bredt                      /s/ Michael D. Laufer
         ---------------------------------        -----------------------------
         Thomas H. Bredt                          Michael D. Laufer



         /s/ Douglas C. Carlisle                  /s/ H. D. Montgomery
         ---------------------------------        -----------------------------
         Douglas C. Carlisle                      H. D. Montgomery



         /s/ Sonja L. Hoel                        /s/ Mark A. Siegel
         ---------------------------------        -----------------------------
         Sonja L. Hoel                            Mark A. Siegel



         /s/ John W. Jarve
         ---------------------------------
         John W. Jarve